Exhibit 10.10
AMENDMENT TO THE
WORTHINGTON INDUSTRIES, INC. DEFERRED PROFIT SHARING PLAN
FOR THE
PENSION PROTECTION ACT OF 2006
AND OTHER GUIDANCE
     WHEREAS, Worthington Industries, Inc. (the “Company”) has adopted the Worthington Industries, Inc. Deferred Profit Sharing Plan (the “Plan”); and
     WHEREAS, the Plan provides that it may be amended from time to time; and
     WHEREAS, the Pension Protection Act of 2006 (the “PPA”); final regulations under Section 415 of the Internal Revenue Code of 1986, as amended (“Code”); and other guidance affect the Plan;
     WHEREAS, the following amendments to the Plan are intended to constitute good faith compliance with the requirements of the PPA, final regulations under Section 415 of the Code and other guidance, and shall be construed in accordance with the PPA and guidance issued thereunder; and
     WHEREAS, the Company desires to amend the plan to reflect the merger of the Gerstenslager Deferred Profit Sharing Plan into the Plan as of January 1, 2009;
     NOW, THEREFORE, the Plan is amended as follows:
AMENDMENTS REGARDING THE PPA AND SECTION 415 OF THE CODE
PREAMBLE
     The Company adopts this Amendment to the Plan to reflect changes to the Plan as a result of the PPA, final regulations under Section 415 of the Code and other guidance. This Amendment is effective as set forth below and supersedes the provisions of the Plan to the extent those provisions are inconsistent with the provisions of this Amendment.
AMENDMENTS
     1. The following shall be added to Section 9.1(a) effective for Limitation Years beginning on or after July 1, 2007:
     Except as provided below, the following amounts otherwise meeting the definition of compensation in accordance with this section may only be treated as compensation if such amounts are paid within 2 1/2 months after the later of “severance from employment” [within the meaning of Treasury Regulation 1.415(a)-1(f)(5)] from the Employer and Affiliate or the end of the Limitation Year that includes the date of severance from employment from the Employer and Affiliate:

(i)	regular payments received by the Participant after severance of employment if (A) the payments are regular compensation for services during the Participant’s regular working hours, or compensation for services outside the Participant’s regular working hours (such as overtime or shift differential), commissions, bonuses or other similar payments; and (B) the payments would have been paid to the Participant prior to severance from employment if the Participant had continued in employment with the Employer.

(ii)	payment for unused accrued bona fide sick, vacation or other leave received after severance from employment, but only if the Participant would have been able to use the leave if employment continued and such amounts would have been included in the definition of compensation if the amounts were paid prior the Participant’s severance from employment.
     Notwithstanding the foregoing, compensation shall include, regardless of whether paid within the time period specified above, payments to an individual who does not currently perform services for the Employer by reason of qualified military service to the extent the payments do not exceed the amounts the individual would have received if the individual had continued to perform services for the Employer rather than entering into qualified military service.
     Notwithstanding the foregoing, compensation shall not include the following amounts: (A) amounts paid to a Participant who is permanently and totally disabled [as defined in Code Section 22(e)(3)]; (B) amounts that are treated as severance pay or parachute payments [within the meaning of Code Section 280G(b)(2)] if paid after severance from employment; or (C) payments under a nonqualified unfunded deferred compensation plan which are paid after severance from employment.
     For Limitation Years beginning on or after July 1, 2007, compensation shall be subject to the dollar limitation set forth in Code Section 401(a)(17)(A), as adjusted by 401(a)(17)(B).
     If a Plan is terminated effective as of a date other than the last day of the Plan’s Limitation Year, the Plan is treated for purposes of this section as if the Plan was amended to change its Limitation Year. As a result of this deemed amendment, the Code Section 415(c)(1)(A) dollar limit must be prorated under the short Limitation Year rules.
     The Plan shall incorporate by reference the provisions of Section 415 of the Code and final regulations thereunder to the extent not set forth above.
     2. Section 9.2 of the Plan shall be deleted in its entirety and the following shall be substituted effective for Limitation Years commencing on or after July 1, 2007:

     If excess Annual Additions are the result of Annual Additions to more than one plan of an Employer or Affiliate, the excess Annual Additions shall be first taken from this Plan. Notwithstanding Section 9.1, excess Annual Additions shall be corrected in the manner permitted by the Internal Revenue Service in accordance with its Employee Plans Compliance Resolution System, as set forth in Rev. Proc. 2006-27, Rev. Proc. 2008-50, or other successor guidance.
     3. The following shall be added to the end of Section 9.3(a):
For calendar years commencing on or after January 1, 2007, gain or loss shall continue to include the allocable gain or loss for the period between the end of the calendar year and the date of distribution to the Participant.
     4. The following paragraph shall be added to the end of Section 7.2 of the Plan:
     For Plan Years commencing on or after January 1, 2007, the Plan shall permit a Participant or Beneficiary to diversify that portion of his 401(k) Contribution Account holding employer securities [within the meaning of Section 407(d)(1) of ERISA] at periodic, reasonable times no less frequently than quarterly and in accordance with Section 401(a)(35) of the Code and applicable guidance thereunder. The Plan shall permit a Participant or Beneficiary to diversify that portion of his Regular Employer Contribution Account [other than 401(k) Contributions] which is invested is employer securities at periodic reasonable times no less frequently than quarterly after such Participant or Beneficiary has been credited with at least three “years of service” [within the meaning of Code Section 411(a)(5)].
     5. The following shall be added to the end of the third paragraph of Section 14.2 of the Plan effective for distribution notices for Plan Years commencing on or after January 1, 2007:
A Participant who is eligible for a distribution from the Plan prior to his Normal Retirement Age shall be informed of his right to defer a distribution from the Plan and the consequences of the failure to do so. The period for considering the notice described in this paragraph or the notice considering a Participant’s right to make a rollover distribution, as further set forth in Section 14.5, shall be extended from not more than 90 days to not more than 180 days.
     6. The following shall be added to Section 14.5 of the Plan effective for distributions from the Plan commencing on or after January 1, 2007, or as otherwise provided below:
          a. the following shall be added to the end of Section 14.5(b)(ii) of the Plan, “eligible retirement plan”:
Effective on and after January 1, 2008, an eligible retirement plan shall also mean a Roth IRA, provided the distributee could have otherwise rolled over a traditional IRA to the Roth IRA during such taxable year. Effective on and after January 1, 2007, with regard to a rollover from a non-spouse Beneficiary who is a “designated beneficiary” [as defined by Treasury Regulation 1.401(a)(9)-4], an eligible retirement plan shall mean an inherited individual retirement account or annuity.
          b. The following shall be added to the end of Section 11.05(b)(iii) of the Plan:
A non-spouse Beneficiary who is a “designated beneficiary” [as defined by Treasury Regulation 1.401(a)(9)-4] is a distributee with regard to the interest of such person.
     7. The following shall be added to the end of the definition of “Compensation” set forth in Section 25 of the Plan:
With respect to Compensation paid in Plan Years beginning on or after July 1, 2007, a 401(k) Contribution cannot be made with respect to amounts that are not treated as compensation under Section 9.1. With respect to Compensation paid in Plan Years beginning on or after July 1, 2007, Compensation shall not include amounts otherwise includible in the definition of Compensation which are not paid to the Participant by the later of 2 1/2 months after “severance from employment” [within the meaning of Treasury Regulation 1.415(a)-1(f)(5)] from the Employer or the end of the Limitation Year that includes the date of severance from employment from the Employer. Notwithstanding the foregoing, Compensation shall in no event include severance payments paid after a Participant’s severance from employment.
     8. The following shall be added to the end of the definition of “Annual Additions” set forth in Section 25 of the Plan:
     Effective for Limitation Years commencing on and after July 1, 2007, restorative payments that are used to restore losses to the Plan resulting from actions by a fiduciary for which there is a reasonable risk of liability for breach of fiduciary duty under Title I of ERISA or under other applicable federal or state law, where Plan Participants who are similarly situated are treated similarly with respect to the payments, are not treated as Annual Additions.

ADMINISTRATIVE AMENDMENT TO THE PLAN
     1. The following shall be added to the preamble of the Plan:
     Effective on and after January 1, 2009, the Plan will again be by merger the successor to the Gerstenslager Deferred Profit Sharing Plan (“Gerstenslager Plan”). The Committee will establish the various accounts or subaccounts as is necessary to reflect the merger of the accounts of the participants in the Gerstenslager Plan. Effective on and after January 1, 2009, The Gerstenslager Company and Gerstenslager Co. shall be classified as an Employer in the Plan with regard to individuals who were classified as “Employees” under the Gerstenslager Plan.
     IN WITNESS WHEREOF, this amendment shall be effective as of the dates set forth above.

WORTHINGTON INDUSTRIES, INC.
By:	/s/ Dale T. Brinkman
Name (Print): Dale T. Brinkman
	Title:	Vice President

Date: 11/25/08

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